SCHEDULE 14A INFORMATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 15, 2010

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Informatica Corporation, a Delaware corporation (“Informatica”), will be held on Tuesday, June 15, 2010 at 3:00 p.m., Pacific Time, at Informatica’s corporate headquarters, 100 Cardinal Way, Redwood City, CA 94063, for the following purposes:

1.	To elect three Class I directors for a term of three years or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Informatica’s common stock at the close of business on Thursday, April 22, 2010, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for such purpose. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors
of Informatica Corporation

Sohaib Abbasi
Chairman & Chief Executive Officer

Redwood City, California
May 7, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY (1) USING THE INTERNET, (2) TELEPHONE OR (3) COMPLETING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

INFORMATICA CORPORATION

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to holders of common stock of Informatica Corporation, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Informatica for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 15, 2010 at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Informatica’s corporate offices, located at 100 Cardinal Way, Redwood City, CA 94063. The telephone number at that location is (650) 385-5000.

This Proxy Statement, the accompanying form of proxy card and our 2009 Annual Report to Stockholders are first being mailed on or about May 7, 2010 to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of Informatica’s common stock at the close of business on April 22, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 91,599,021 shares of common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Informatica’s Common Stock, see the section of this Proxy Statement entitled “Security Ownership by Principal Stockholders and Management.”

Quorum; Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders are counted as present at the meeting if they are present in person or have properly submitted a proxy card or voted by telephone or by Internet.

A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Informatica.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is deemed to be a “vote cast” and has the same effect as a vote cast against approval of a proposal requiring approval by a majority of the votes cast. However, broker non-votes are not deemed to be votes cast. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Board of Directors’ Recommendation

The Board of Directors recommends that you vote your shares:

•	“FOR” the nominees for election as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Voting

Voting by Telephone or the Internet

A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes by telephone or via the Internet, his or her vote is recorded immediately. Informatica encourages its stockholders to vote using these methods whenever possible.

Voting by Proxy Card

All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Informatica does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by Attending the Meeting

A stockholder may also vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting. A stockholder may obtain directions to Informatica’s corporate headquarters in order to attend the Annual Meeting in the “Contact Us” section of our website at www.informatica.com, or by calling 1-650-385-5000.

Changing Your Vote; Revocability of Proxy

If a stockholder has voted by telephone or the Internet or by sending a proxy card, such stockholder may change his or her vote before the Annual Meeting as set forth below.

A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be.

Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy card may be revoked by (1) filing with the Secretary of Informatica, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of Informatica prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of Informatica or should be sent so as to be delivered to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary.

Expenses of Solicitation

Informatica will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. Informatica may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Informatica may also solicit proxies in person or by telephone, letter, e-mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Informatica may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Informatica’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in Informatica’s Proxy Materials

Stockholders may present proper proposals for inclusion in Informatica’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Informatica in a timely manner. In order to be included in Informatica’s proxy materials for the 2011 annual meeting of stockholders, stockholder proposals must be received by the Secretary of Informatica no later than January 7, 2011 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought before an Annual Meeting

In addition, Informatica’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of Informatica within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for Informatica’s Board of Directors, see the procedures discussed in “Proposal One — Election of Directors — Corporate Governance Matters.”

Informatica’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of Informatica within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the anniversary of the date on which Informatica first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2011 annual stockholder meeting will start on February 21, 2011 and end on March 23, 2011.

If a stockholder who has notified Informatica of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Informatica need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Informatica or by accessing Informatica’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Informatica’s proxy materials, should be sent to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary.

Delivery of Proxy Materials to Stockholders

If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2009 annual report to stockholders. Stockholders who do not receive a separate copy of the proxy materials and 2009 annual report may request to receive a separate copy of the proxy materials and 2009 annual report by calling 1-650-385-5289, by sending an email to ir@informatica.com or by writing to Informatica Corporation, 100 Cardinal Way, Redwood City, CA 94063, Attention: Corporate Secretary. Alternatively, stockholders who share an address and receive multiple copies of Informatica’s proxy materials and 2009 annual report can request to receive a single copy by following the same instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2010

The proxy statement and 2009 annual report to stockholders are available at www.proxyvote.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Informatica’s Board of Directors is currently comprised of nine members who are divided into three classes with overlapping three-year terms as follows:

Class I Directors	Class II Directors	Class III Directors
(Term Expires in 2010)	(Term Expires in 2011)	(Term Expires in 2012)

Mark Garrett	Mark A. Bertelsen	Sohaib Abbasi
Gerald Held	A. Brooke Seawell	David W. Pidwell
Charles J. Robel	Godfrey R. Sullivan	Geoffrey W. Squire, OBE

A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Three Class I directors shall be elected at the Annual Meeting.

Nominees for Class I Directors

Three Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2013. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Mark Garrett, Gerald Held and Charles J. Robel for election as Class I directors.

In 2008, the Corporate Governance and Nominating Committee identified certain key experiences, qualifications, attributes or skills that the Corporate Governance and Nominating Committee believed new members of the Board of Directors should possess. The Corporate Governance and Nominating Committee used these key standards when targeting and evaluating potential director candidates to fill vacancies on the Board of Directors in late 2008. In October 2008, Mr. Garrett was appointed to the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee. Mr. Garrett was recommended to the Corporate Governance and Nominating Committee by Mr. Robel. After conducting its evaluation, including interviews with Mr. Garrett, the Corporate Governance and Nominating Committee recommended his election to the Board of Directors. In November 2008, Dr. Held was appointed to the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee. Dr. Held was recommended to the Corporate Governance and Nominating Committee by Mr. Abbasi. After conducting its evaluation, including interviews with Dr. Held, the Corporate Governance and Nominating Committee recommended his election to the Board of Directors. Mr. Robel was elected by the stockholders at the 2007 annual meeting of stockholders.

Informatica expects that Mr. Garrett, Mr. Held and Mr. Robel will accept such nomination; however, in the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until such director’s term expires in 2013 or until such director’s successor has been elected and qualified.

The Board of Directors recommends a vote “FOR” the nominees listed above.

Board Composition and Director Biographies

Our Corporate Governance Principles and the charter of the Corporate Governance and Nominating Committee provide that such committee should review the size and composition of the Board, including issues of character, judgment, diversity, age, expertise, corporate experience, length of service, other commitments and the like. The Corporate Governance and Nominating Committee conducts this review annually in the context of recommending directors for election by the stockholders. In addition, the Board of Directors believes that, as a matter of policy, there should be a substantial majority of independent directors on the Board and the mix of Board members should provide a range of expertise and perspective in relevant areas. The Corporate Governance and Nominating Committee believes that certain experiences, qualifications, attributes or skills are important for members of our Board of Directors to have in light of our business, including: leadership expertise, financial expertise, industry expertise, technology expertise, corporate development and merger and acquisition (M&A) expertise, legal and compliance expertise and global expertise. While we do not have a policy with regard to the consideration of diversity in identifying director nominees, as noted above diversity is one of the many criteria that the Corporate Governance and Nominating Committee considers.

For each nominee and other director, the biographies below identify and describe the specific experiences, qualifications, attributes or skills that the Corporate Governance and Nominating Committee and Board of Directors considered when nominating such director for election, as well as such directors’ recent employment or principal occupation, names of other public companies for which they currently serve or within the past five years have served as a director, their length of service on our Board of Directors and their age.

Name	Age	Principal Occupation and Business Experience

Sohaib Abbasi	53	Chief Executive Officer, President and Chairman of the Board, Informatica Corporation

Mr. Abbasi has served as our chief executive officer and president of Informatica since July 2004, and as chairman since March 2005. From 2001 to 2003, Mr. Abbasi was senior vice president, Oracle Tools Division and Oracle Education at Oracle Corporation, which he joined in 1982. From 1994 to 2000, he was senior vice president, Oracle Tools Product Division. Mr. Abbasi graduated with honors from the University of Illinois at Urbana-Champaign in 1980, where he earned both a B.S. and an M.S. degree in computer science.

Mr. Abbasi has been a director since February 2004.

Among other skills and qualifications, Mr. Abbasi brings to the Board:
• Leadership and Global Expertise — current CEO and director of publicly-traded international company
• Industry, Technology and Corporate Development and M&A Expertise — over 20 years in senior management of technology companies, including software companies

Mark A. Bertelsen	65	Senior Partner, Wilson Sonsini Goodrich & Rosati.

Mr. Bertelsen joined Wilson Sonsini Goodrich & Rosati in 1972 and was the firm’s managing partner from 1990 to 1996. He received his law degree (J.D.) from the University of California Berkeley School of Law in 1969, and a B.A. in political science from the University of California Santa Barbara in 1966. Mr. Bertelsen is a member of the executive committee of the U.C. Santa Barbara Foundation and served as its chair from 2001 to 2003. He also serves on the Dean’s Cabinet of the College of Engineering and on the Director’s Council of the Institute of Energy Efficiency of the University of California Santa Barbara. Mr. Bertelsen also served on the boards of directors of Autodesk, Inc., Kana Software, Inc. and Taleo Corporation during the past five years.

Mr. Bertelsen has been a director since September 2002.

Among other skills and qualifications, Mr. Bertelsen brings to the Board:
• Leadership Expertise — former managing partner of national law firm; director of technology companies
• Legal and Compliance, Industry, Corporate Development and M&A Expertise — legal advisor to technology and high growth business enterprises for over 30 years

Name	Age	Principal Occupation and Business Experience

Mark Garrett	52	Executive Vice President and Chief Financial Officer, Adobe Systems Incorporated

Mr. Garrett has been the executive vice president and chief financial officer of Adobe Systems Incorporated since February 2007. From June 2004 to January 2007, Mr. Garrett served as senior vice president and chief financial officer of EMC Software, the software group of EMC Corporation. Prior to its acquisition by EMC, Mr. Garrett was the chief financial officer of Documentum. Mr. Garrett began his career in 1979 at IBM where he spent 12 years in senior accounting and finance management positions. Thereafter, he joined Cadence Design Systems where he was eventually named vice president of finance. Mr. Garrett currently serves on the board of directors for Model N, Inc., the Adobe Foundation and the Children’s Discovery Museum of San Jose. He holds bachelor’s degrees in accounting and marketing from Boston University and a MBA from Marist College.

Mr. Garrett has been a director since October 2008.

Among other skills and qualifications, Mr. Garrett brings to the Board:
• Leadership, Industry and Corporate Development and M&A Expertise — over 20 years in senior management of technology companies, including software companies
• Financial, Legal and Compliance and Global Expertise — current and former CFO of publicly-traded international companies

Gerald Held	62	Chief Executive Officer, Held Consulting Group, LLC.

Dr. Held has been chief executive officer of Held Consulting Group, LLC since 1999. Dr. Held has also served as the executive chairman of Vertica Systems, a provider of database management systems, since January 2007. In 1998, Dr. Held was CEO-in-residence at the venture capital firm of Kleiner Perkins Caufield and Byers. From 1993 to 1997, Dr. Held was senior vice president, Oracle Server Technologies Division. From 1976 to 1993, Dr. Held served in various executive roles at Tandem Computers, Inc. He was a member of the technical staff at RCA Corporation from 1970 to 1976. Dr. Held holds a B.S. degree in electrical engineering from Purdue University, an M.S. degree in systems engineering from the University of Pennsylvania and a Ph.D. degree in computer science from the University of California, Berkeley. Dr. Held serves on the board of directors of NetApp, Inc., Openwave Systems Inc. and a number of privately-held companies. Dr. Held is also a member of the board of directors and vice chairman of The Tech Museum of Innovation and a member of the board of trustees of the Montalvo Arts Center. Dr. Held also served on the board of directors of Business Objects S.A. during the past five years.

Dr. Held has been a director since November 2008.

Among other skills and qualifications, Dr. Held brings to the Board:
• Leadership Expertise — former executive and CEO-in-residence; director of technology companies
• Industry and Technology Expertise — over 20 years in senior management of technology companies, including software companies

David W. Pidwell	62	Venture Partner, Alloy Ventures.

Mr. Pidwell has been a venture partner with Alloy Ventures, a venture capital firm, since 1996. From January 1988 to January 1996, Mr. Pidwell was president and chief executive officer of Rasna Corporation, a software company. Mr. Pidwell holds a B.S. degree in electrical engineering and an M.S.I.S.E. degree in computer systems engineering from Ohio University and has completed three years of work at Stanford University on a Ph.D. in engineering economic systems. Mr. Pidwell also serves on the board of directors of a number of privately-held companies.

Mr. Pidwell has been a director since February 1996 and was the lead independent director from March 2005 to January 2009.

Among other skills and qualifications, Mr. Pidwell brings to the Board:
• Leadership Expertise — former CEO; director of technology companies
• Industry, Technology and Corporate Development and M&A Expertise — over 20 years in senior management of technology companies, including software companies, or venture capital firms

Name	Age	Principal Occupation and Business Experience

Charles J. Robel	60	Chairman of the Board, McAfee, Inc.

Mr. Robel has served as chairman of the board of directors of McAfee, Inc., since October 2006. From June 2000 to December 2005, Mr. Robel was a general partner and chief of operations of Hummer Winblad Venture Partners, a venture capital firm. From January 1974 to May 2000, Mr. Robel was a partner with PricewaterhouseCoopers, LLP. From mid 1995 to May 2000, Mr. Robel led PricewaterhouseCoopers’ High Technology Transaction Services Group in Silicon Valley. From May 1985 to mid 1995, Mr. Robel was the partner in charge of the Software Industry Group at PricewaterhouseCoopers, LLP in Silicon Valley, and prior to that, Mr. Robel was with PricewaterhouseCoopers, LLP in Los Angeles and Phoenix. Mr. Robel holds a B.S. degree in accounting from Arizona State University. In addition to McAfee, Mr. Robel serves on the Board of Directors of Autodesk, Inc., DemandTec, Inc. and two privately-held companies.

Mr. Robel has been a director since November 2005 and lead independent director since January 2009.

Among other skills and qualifications, Mr. Robel brings to the Board:
• Leadership, Industry and Corporate Development and M&A Expertise — over 30 years in public accounting and advising on strategy, valuation and M&A structuring for technology companies, including software companies

• Financial and Legal and Compliance Expertise — former partner of international accounting firm and current audit committee chair/member for publicly-traded software companies

A. Brooke Seawell	62	Venture Partner, New Enterprise Associates.

Mr. Seawell has been a venture partner with New Enterprise Associates, a venture capital firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital firm. From January 1997 to August 1998, Mr. Seawell was executive vice president of NetDynamics, an applications server software company, which was acquired by Sun Microsystems. From March 1991 to January 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys, an electronic design automation software company. Mr. Seawell holds a B.A. degree in economics and an M.B.A. degree in finance from Stanford University. Mr. Seawell serves on the Board of Directors of NVIDIA Corporation, Glu Mobile Inc. and a number of privately-held companies. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business.

Mr. Seawell has been a director since December 1997.

Among other skills and qualifications, Mr. Seawell brings to the Board:
• Leadership and Industry Expertise — over 20 years in senior management of technology companies, including software companies, or venture capital firms; director of technology companies
• Financial and Legal and Compliance Expertise — former CFO of publicly-traded company

Name	Age	Principal Occupation and Business Experience

Geoffrey W. Squire, OBE	63	Chairman, Kognitio Ltd.

Mr. Squire is presently the chairman of Kognitio Ltd., a provider of business intelligence services. From May 2002 to January 2009, he was chairman of a UK-based public company, The Innovation Group, a provider of business services to the global insurance community. From April 1997 to June 2005, Mr. Squire was vice chairman of VERITAS, a storage solutions software company. From June 1995 to April 1997, Mr. Squire was CEO of OpenVision, a systems management software company. Prior to OpenVision, Mr. Squire was responsible for the launch of Oracle UK, and served as the chief executive officer of Oracle Europe and president of Oracle Worldwide Operations. A former president of the UK Computing Services & Software Association and the European Information Services Association, Mr. Squire holds an honorary doctorate from Oxford Brookes University and was awarded an Officer of the Order of the British Empire for his contributions to the information industry. Mr. Squire also serves on the Board of Directors of a number of privately-held companies.

Mr. Squire has been a director since October 2005.

Among other skills and qualifications, Mr. Squire brings to the Board:
• Leadership, Industry, Technology and Corporate Development and M&A Expertise — over 20 years in senior management of technology companies, including software companies
• Global Expertise — former executive and director of international companies

Godfrey R. Sullivan	56	President and Chief Executive Officer, Splunk, Inc.

Mr. Sullivan is the President and CEO of Splunk, Inc., an IT search software company. Prior to Splunk, Mr. Sullivan was president and chief operating officer of Hyperion Solutions from 2001 through 2004 and as president and chief executive officer from July 2004 until its acquisition by Oracle in 2007. From 2000 to 2001, Mr. Sullivan served as chief executive officer of Promptu Corporation, an enterprise marketing automation software company. From 1992 to 2000, Mr. Sullivan served in senior management positions at Autodesk, Inc., a design software and digital media company, including as president, Discreet Division and executive vice president, Personal Solutions Group. From 1981 to 1992, Mr. Sullivan served in various executive positions at Apple Computer, Inc. Mr. Sullivan earned his BBA from Baylor University, and has completed executive programs at Stanford and Wharton. Mr. Sullivan also serves on the Board of Directors of Citrix Systems.

Mr. Sullivan has been a director since January 2008.

Among other skills and qualifications, Mr. Sullivan brings to the Board:
• Leadership and Global Expertise — current CEO; former CEO of publicly-traded international software company; director of technology companies
• Industry and Corporate Development and M&A Expertise — over 25 years in senior management of technology companies, including software companies

Leadership Structure

At present, Mr. Abbasi serves as our chairman of the board and chief executive officer. Our Corporate Governance Principles provide that our Board of Directors will appoint the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, the Board of Directors does not require separation of the chairman and CEO positions or that the chairman is a non-employee director. The Corporate Governance and Nominating Committee annually reviews the combination of the chairman and CEO positions. We believe that as CEO, Mr. Abbasi is in the best position to direct the focus and attention of the Board of Directors to the areas most relevant for Informatica and its stockholders. Mr. Abbasi is the most familiar with Informatica’s business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Abbasi is able to provide strong and valuable leadership for Informatica both internally and externally.

In addition, our Corporate Governance Principles provide that the Board of Directors should elect a lead independent director. We have had a lead independent director since 2005. At present, Mr. Robel serves as our lead independent director. The lead independent director is primarily responsible for:

•	communicating with the chairman and CEO, and consulting with the chairman and CEO regarding board meeting agendas and materials;

•	preparing agendas and approving materials for meetings of the independent directors, leading such meetings and calling additional meetings of the independent directors as necessary;

•	disseminating information to the other directors; and

•	facilitating communication between management and the independent directors, and raising issues with management on behalf of the independent directors when appropriate.

Also, as discussed in “Board Meetings and Committees” below, all of the directors on the Board’s standing committees are independent, and each of these committees is led by a committee chair.

Our Board of Directors feels that combining the positions of chairman and CEO, selecting a lead independent director to provide independent leadership and maintaining independent committees with individual chairs is the appropriate leadership structure to encourage the effective, efficient and engaged governance of Informatica by the Board of Directors and management.

Board Meetings and Committees

During 2009, the Board of Directors held twelve meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

The Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategy Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Seawell, Robel, and Garrett, each of whom is “independent,” as such term is defined for audit committee members by the listing standards of The NASDAQ Stock Market. The Board of Directors has determined that each of Messrs. Seawell, Robel, and Garrett is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”). Mr. Seawell is the Chairman of the Audit Committee. The Audit Committee had eight meetings in 2009. The Audit Committee (1) provides oversight of Informatica’s accounting and financial reporting processes and of the audit of Informatica’s financial statements, (2) assists the Board of Directors in oversight of the integrity of Informatica’s financial statements, Informatica’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and Informatica’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations — Corporate Governance” section of our website at www.informatica.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Pidwell, Sullivan, and Held, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Pidwell is the chairman of the Compensation Committee. The Compensation Committee had nine meetings in 2009. The Compensation Committee reviews and approves the compensation and benefits for Informatica’s executive officers and the Board of Directors, administers Informatica’s stock plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations — Corporate Governance” section of our website at www.informatica.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Robel, Pidwell and Sullivan, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Robel is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee had two meetings in 2009. This committee is responsible for making recommendations to the Board on matters concerning corporate governance, evaluating and recommending candidates for election to the Board of Directors, reviewing and making recommendations regarding the composition and mandate of Board committees, developing overall governance guidelines, and overseeing the performance of the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations of candidates for the Board of Directors submitted by the stockholders of Informatica; for more information see the discussion in “Corporate Governance Matters.” The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Investor Relations — Corporate Governance” section of our website at www.informatica.com.

Strategy Committee

The Strategy Committee currently consists of Messrs. Squire, Robel, Held, and Bertelsen, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Squire is the Chairman of the Strategy Committee. The Strategy Committee is responsible for assisting Informatica’s Board of Directors and management to oversee Informatica’s strategic plans. The Strategy Committee had four meetings in 2009.

Director Compensation

Cash Compensation

Non-employee members of the Board of Directors will receive the following cash compensation for fiscal 2010:

•	an annual retainer of $50,000 (increased from $35,000 for fiscal 2009);

•	$20,000 for the Lead Independent Director (increased from $15,000 for fiscal 2009);

•	$15,000 per year for each member of the Audit Committee (or $30,000 if such member is the chairperson);

•	$10,000 per year for each member of the Compensation Committee (or $20,000 if such member is the chairperson);

•	$5,000 per year for each member of the Corporate Governance and Nominating Committee ($10,000 if such member is the chairperson); and

•	$5,000 per year for each member of the Strategy Committee ($10,000 if such member is the chairperson).

In addition, there is a fee of $1,000 for meetings deemed to be extraordinary based on their relation to special projects which require effort beyond traditional requirements.

Equity Compensation

Pursuant to our 2009 Equity Incentive Plan, each non-employee director will automatically receive one of the following awards upon joining the Board of Directors as determined by the Compensation Committee (the “Initial Grant”):

•	an option to purchase 60,000 shares;

•	an option to purchase 30,000 shares plus an award of 10,000 restricted stock units; or

•	an award of 20,000 restricted stock units.

Stock options granted pursuant to the Initial Grant will vest and become exercisable as to 33% of the shares on the first anniversary of the grant date, and as to an additional 2.78% each month thereafter, provided the director continues to serve through such dates. Restricted stock units subject to the Initial Grant will vest as to 33 1/3% of the restricted stock units on each of the first three anniversaries of the vesting commencement date, provided the director continues to serve through such dates.

In addition, our 2009 Equity Incentive Plan provides that each of our non-employee directors will automatically receive one of the following awards as determined by the Compensation Committee on the date of each annual meeting of stockholders, provided that the non-employee director has served for at least six months prior to the annual meeting (the “Ongoing Grant”):

•	an option to purchase 25,000 shares;

•	an option to purchase 12,500 shares plus an award of 4,167 restricted stock units; or

•	an award of 8,333 restricted stock units.

Stock options granted pursuant to the Ongoing Grant will vest and become exercisable as to 100% of the shares on the first anniversary of the grant date, provided the director continues to serve through such date. Restricted stock units subject to the Ongoing Grant will vest as to 100% of the restricted stock units on the first anniversary of the grant date, provided the director continues to serve through such date.

However, the 2009 Equity Incentive Plan provides that the Compensation Committee, in its sole discretion, at any time may change the number and other terms and conditions of future awards to our non-employee directors.

Compensation for Fiscal 2009

The following table provides information concerning the compensation paid by us to each of our non-employee directors in fiscal 2009. Mr. Abbasi does not receive any additional compensation for his service as a director.

	Fees Earned	Stock
	or Paid in	Awards	Total
Name (1)(2)	Cash ($)	($)(3)	($)

Mark A. Bertelsen	40,000	132,911	172,911
Mark Garrett	50,000	132,911	182,911
Gerald Held	50,000	—	50,000
David W. Pidwell	60,000	132,911	192,911
Charles J. Robel	80,000	132,911	212,911
A. Brooke Seawell	65,000	132,911	197,911
Geoffrey W. Squire	45,000	132,911	177,911
Godfrey R. Sullivan	50,000	132,911	182,911

(1)	In fiscal 2009, each of our non-employee directors, other than Mr. Held (who had not served as director for six months on the date of grant), received a restricted stock unit award of 8,333 shares on April 28, 2009, with a grant date fair value of $132,911.

(2)	As of December 31, 2009, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

	Stock
Name	Awards	Options

Mark A. Bertelsen	8,333	100,000
Mark Garrett	8,333	60,000
Gerald Held	—	60,000
David W. Pidwell	8,333	100,000
Charles J. Robel	8,333	93,000
A. Brooke Seawell	8,333	62,500
Geoffrey W. Squire	8,333	135,000
Godfrey R. Sullivan	8,333	60,000

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010. These amounts do not necessarily correspond to the actual value that may be recognized by the director.

Corporate Governance Matters

Risk Oversight

Our Board of Directors is responsible for the oversight of our enterprise risk management. Together with its committees, the Board of Directors ensures that any material risks relevant to Informatica or its business are appropriately considered and addressed. Our management is responsible for identifying, assessing, managing and mitigating Informatica’s exposure to risk on a day-to-day basis, and the Board of Directors (and its committees) oversees management in its execution of these responsibilities. The Board of Directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board of Directors, including:

•	The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies;

•	The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs;

•	The Corporate Governance and Nominating Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee); and

•	The Strategy Committee considers risk in connection with its oversight of our strategic plans, including mergers, acquisitions, investments and similar transactions.

We believe the Board’s role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management and the Board of Directors and its committees providing oversight of such efforts.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our principal executive officer and senior financial and accounting officers), and employees. You can find the Code of Business Conduct in the “Investor Relations — Corporate Governance” section of our website at www.informatica.com. We will post any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by the rules of either the SEC or The NASDAQ Stock Market on such website.

Corporate Governance Principles

We have adopted Corporate Governance Principles to establish the corporate governance policies pursuant to which the Board of Directors intends to conduct its oversight of our business in accordance with its fiduciary duties. You can find the Corporate Governance Principles in the “Investor Relations — Corporate Governance” section of our website at www.informatica.com.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Sohaib Abbasi, who is our chief executive officer and president, all of its members are “independent directors” as defined in the listing standards of The NASDAQ Stock Market.

In making this determination, the Board of Directors considered that Mark A. Bertelsen is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). Fees paid by us to WSGR for legal services rendered for the year ended December 31, 2009 were approximately $1.4 million, which represented less than 1% of WSGR’s revenues. We believe the services performed by WSGR were provided in the ordinary course of business on terms no more or less favorable than those available from unrelated parties.

Contacting the Board of Directors

Stockholders and other individuals may communicate with the Board of Directors by submitting either an e-mail to board@informatica.com or a written communication addressed to the Board of Directors (or specific board member), Informatica Corporation, 100 Cardinal Way, Redwood City, California 94063. E-mail communications that are intended for a specific director should be sent to the e-mail address above to the attention of the applicable director.

Attendance at Annual Stockholder Meetings by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. One director attended our 2009 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Informatica Corporation, Corporate Secretary, 100 Cardinal Way, Redwood City, CA 94063 and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Informatica within the last three years, and evidence of the nominating person’s ownership of our common stock.

The Corporate Governance and Nominating Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as personal character, judgment, diversity, expertise, business experience, length of service, independence and other commitments, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or academia, (4) possess strong aptitude for technology, including their understanding of the enterprise software industry and Informatica’s business in particular, (5) have qualifications that will increase overall Board effectiveness, and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain third-party search firms with regard to candidates who are properly recommended by stockholders or by other means. The Corporate Governance and Nominating Committee will review the qualifications of any such candidate. This review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board of Directors to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends to the full Board of Directors the director nominees for selection.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm of Informatica for the fiscal year ending December 31, 2010. Although ratification by stockholders is not required by any applicable legal requirements, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Informatica and its stockholders. If the stockholders do not ratify the appointment of E&Y, the Audit Committee may reconsider its selection.

E&Y has audited Informatica’s financial statements since our inception. A representative of E&Y is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” this proposal.

Accounting Fees

The following table shows the fees paid or accrued by Informatica for the audit and other services provided by E&Y for fiscal years 2008 and 2009.

	Fiscal Year
	2008	2009

Audit Fees (1)	$1,733,000	$1,466,000
Audit-Related Fees (2)	61,000	177,000
Tax Fees (3)	1,076,000	991,000
All Other Fees	—	—

Total	$2,870,000	$2,634,000

(1)	Audit fees consist of professional services rendered for the audit of Informatica’s annual financial statements and reviews of its quarterly financial statements. Audit fees also include fees for international statutory audits, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews and attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist of assurance and related services performed by E&Y that are reasonably related to the performance of the audit or review of Informatica’s financial statements, which include fees for accounting consultations, internal control reviews and attest services not required by statute or regulation.

(3)	Tax fees consist of professional services performed by E&Y with respect to tax compliance and tax planning and advice. Tax compliance includes preparation of original and amended tax returns for Informatica, refund claims, tax payment planning and tax audit assistance. Tax compliance fees totaled $919,000 and $686,000 for fiscal years 2008 and 2009, respectively. Tax planning and advice includes tax strategy planning and modeling, merger and acquisition related projects, intellectual property tax issues, intercompany and transfer pricing design and foreign employee tax matters. Tax planning and advice totaled $157,000 and $305,000 for fiscal years 2008 and 2009, respectively.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by E&Y to Informatica must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by E&Y. Prior to the end of the first quarter of the fiscal year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by E&Y during the year. On an as-needed basis, during subsequent Audit Committee meetings throughout the year, the Audit Committee is presented with an updated listing of approved services highlighting any new audit and non-audit services to be provided by E&Y. The Audit Committee reviews these listings and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect E&Y’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the subsequent Audit Committee meeting.

All E&Y services and fees in 2008 and 2009 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to Informatica’s financial reporting process, the management of Informatica is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Informatica’s independent registered public accounting firm, E&Y, is responsible for auditing these financial statements and performing an attestation of our internal controls. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of Company management and our independent registered public accounting firm. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with E&Y and management;

•	discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Informatica’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

A. Brooke Seawell
Charles J. Robel
Mark Garrett

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Informatica’s Common Stock as of March 31, 2010 for the following: (1) each person or entity who is known by Informatica to own beneficially more than 5% of the outstanding shares of Informatica’s common stock; (2) each of Informatica’s directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and current executive officers of Informatica as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
Name	Owned (1)	Owned (1)(2)

5% Stockholders:
FMR LLC (3)	12,612,135	13.8%
Columbia Wanger Asset Management, L.P. (4)	9,636,800	10.6%
BlackRock, Inc. (5)	6,987,997	7.7%

Directors:
Mark A. Bertelsen (6)	108,866	*
Mark Garrett (7)	39,858	*
Gerald Held (8)	29,850	*
David W. Pidwell (9)	344,786	*
Charles J. Robel (10)	85,333	*
A. Brooke Seawell (11)	75,833	*
Geoffrey W. Squire (12)	183,333	*
Godfrey R. Sullivan (13)	62,433	*

Named Executive Officers:
Sohaib Abbasi (14)	3,852,585	4.1%
Earl E. Fry (15)	1,035,148	1.1%
Paul Hoffman (16)	516,711	*
Girish Pancha (17)	682,908	*
All directors and current executive officers as a group (13 persons) (18)	7,239,178	7.4%

*	Less than one percent.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of March 31, 2010 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of Common Stock outstanding as of March 31, 2010 was 91,265,958.

(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 16, 2010.

(4)	The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2010.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 29, 2010.

(6)	Includes 75,000 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(7)	Includes 31,525 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(8)	Includes 29,850 shares subject to options that vest within 60 days of March 31, 2010.

(9)	Includes 100,000 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(10)	Includes 75,000 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(11)	Includes 50,000 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(12)	Includes 75,000 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(13)	Includes 46,600 shares subject to options and 8,333 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

(14)	Includes 3,603,750 shares subject to options that vest within 60 days of March 31, 2010.

(15)	Includes 890,551 shares subject to options that vest within 60 days of March 31, 2010.

(16)	Includes 496,875 shares subject to options that vest within 60 days of March 31, 2010.

(17)	Includes 674,158 shares subject to options that vest within 60 days of March 31, 2010.

(18)	Includes 6,342,954 shares subject to options and 58,331 shares subject to restricted stock unit awards that vest within 60 days of March 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Informatica’s executive officers and directors, and certain persons who own more than 10% of a registered class of Informatica’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish Informatica with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to Informatica and written representations that no other reports were required to be filed during 2009, we believe that our executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Informatica’s Compensation Committee is currently composed of Messrs. Pidwell, Sullivan, and Held. No interlocking relationship exists between any member of Informatica’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Informatica.

TRANSACTIONS WITH MANAGEMENT

Policies and Procedures for the Review and Approval of Related Person Transactions

Pursuant to the charter of Informatica’s Audit Committee, the Audit Committee reviews and approves in advance any proposed related person transactions. In addition, in accordance with Informatica’s Code of Business Conduct, directors, officers and employees should generally avoid conducting Informatica business in which a family member is associated in any significant role, or with other related parties. Related person transactions will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures,

“related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K promulgated by the SEC. The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Informatica;

•	Any person known to be the beneficial owner of five percent or more of Informatica’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

Related Person Transactions

There were no reportable related person transactions since the beginning of fiscal 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to the shares of Informatica’s Common Stock that may be issued under Informatica’s existing equity compensation plans.

	(a)	(b)	(c)
Number of
Securities
Remaining
	Number of		Available for
	Securities to be	Weighted-	Future Issuance
	Issued Upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column(a))

Equity compensation plans approved by stockholders (1)	15,662,441 (2)	$12.12 (3)	16,100,522 (4)
Equity compensation plans not approved by stockholders	55,350 (5)	$10.78	—

Total	15,717,791		16,100,522

(1)	Includes 45,946 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $1.09 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.

(2)	Includes 1,003,464 shares that may be issued under restricted stock unit awards as of December 31, 2009.

(3)	Excludes 1,003,464 shares that may be issued under restricted stock unit awards as of December 31, 2009.

(4)	Includes 8,476,257 shares available for issuance under the Employee Stock Purchase Plan.

(5)	Represents awards issued under the 2000 Employee Stock Incentive Plan. In January 2000, the Board of Directors adopted the 2000 Employee Stock Incentive Plan, under which 1,600,000 shares were reserved for issuance. The 2000 Employee Stock Incentive Plan was terminated in 2009. Under the 2000 Employee Stock Incentive Plan, eligible employees and consultants could have been awarded stock options, stock appreciation rights, restricted shares and stock units. No stock options, stock appreciation rights, restricted shares or stock units from the 2000 Employee Stock Incentive Plan were granted to directors or executive officers of Informatica. The 2000 Employee Stock Incentive Plan did not provide for the grant of incentive stock options. The 2000 Employee Stock Incentive Plan was administered by the Compensation Committee of the Board of Directors. Options granted are exercisable over a maximum term of ten years from the date of grant and generally vest over a period of four years from the date of grant.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation programs, policies and decisions and important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by Informatica’s chief executive officer, chief financial officer and two other executive officers (collectively referred to as our “named executive officers” or “NEOs”) listed in the Summary Compensation Table and the related tables below.

Philosophy of Compensation Programs

The principal objectives of Informatica’s compensation programs are to attract and retain top-tier talent and to motivate and reward employees who continually drive strong results for Informatica and its stockholders. Our compensation philosophy and the programs adopted in accordance with that philosophy are driven by the belief that employee performance and success will result in our economic growth, which will have the effect of increasing stockholder value.

Our executive officers are compensated under the same programs as employees at other levels within the organization, although certain executive compensation elements are more heavily weighted towards our overall performance as compared to achievement of individual objectives. Rewarding strong performance and contribution, regardless of seniority within Informatica, is an important part of our culture and core values.

A significant portion of the executive officers’ compensation is directly tied to our performance, ensuring that executive compensation, our financial results and stockholder value are properly aligned. We maintain a balance between short-term and long-term performance by rewarding executive officers both on the achievement of our current business plan objectives, as well as on the achievement of long-term growth, profitability and improvement in stockholder value.

We consider each of the following components as an integral part of the overall total compensation package:

•	base salary;

•	short-term variable cash incentive awards;

•	long-term equity-based incentive awards;

•	benefits; and

•	severance arrangements.

The Compensation Committee considers each of the above items in determining the compensation package for each executive officer. Further detail on each component is provided in “Components of the Compensation Package and 2009 Evaluation” below.

Role of the Compensation Committee

Our Compensation Committee, which serves at the discretion of our Board of Directors, is empowered to review and approve, or in certain circumstances recommend for the approval of the Board of Directors, the annual compensation for and compensation policies applicable to our executive officers, including our chief executive officer.

The Compensation Committee:

•	provides oversight of our compensation policies, plans and benefits programs;

•	assists the Board of Directors in discharging its responsibilities relating to (i) oversight of the compensation of our chief executive officer and other executive officers (including officers subject to

Section 16 of the Exchange Act), and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and

•	assists the Board of Directors in administering our equity compensation plans for our employees.

The Compensation Committee meets at least quarterly. Members of the Compensation Committee also meet with our management and other employees as a part of the compensation planning and administration process throughout the year. In January, the Compensation Committee reviews and approves for all employees the compensation philosophy, option ranges for hiring and retention, bonus metrics and benefits, and also finalizes executive compensation plans for the upcoming year.

The Compensation Committee currently consists of Dr. Held, Mr. Sullivan and Mr. Pidwell. Mr. Pidwell is the chairman of the Compensation Committee. Each member of the Compensation Committee is independent as that term is defined pursuant to the Compensation Committee’s charter in terms of the independence requirements of The NASDAQ Stock Market, the non-employee director definition under Section 16 of the Exchange Act and the outside director definition in Section 162(m) of the Internal Revenue Code of 1986, as amended. No Compensation Committee member is a former or current officer or employee of Informatica or any of its subsidiaries.

The Compensation Committee consults with our human resources personnel, and when appropriate with external employee compensation and benefits consultants, to assist in the evaluation of and recommendations related to our executive compensation program. While the Compensation Committee may, from time to time, consult with our chief executive officer or chief financial officer in connection with the planning or evaluation of compensation program-related matters, the Compensation Committee is responsible for oversight and approval of the overall program and the individual elements of that program.

Role of the Independent Compensation Consultant

For fiscal 2009, the Compensation Committee engaged Compensia, Inc. as an independent compensation consultant to review Informatica’s compensation programs and policies for our executive officers, the Board of Directors and the broader employee base. We paid Compensia on a fee-per-project basis. Compensia was originally engaged by the Compensation Committee in 2004 in connection with the recruitment and hiring of our chief executive officer, Mr. Abbasi. In 2009, the Compensation Committee reviewed their third party compensation consultant relationship as part of their governance process and evaluated a number of consultants. Following this review, the Compensation Committee engaged Radford (a business unit of Aon Corporation) to provide independent compensation consulting services to the Compensation Committee for fiscal 2010.

The independent compensation consultant is retained each year to analyze and benchmark our executive officers’ compensation package, including base salary, variable pay and equity awards. Additionally, such consultant may be asked to review and benchmark the competitive structure of equity programs, benefits or severance provisions on an as needed basis. The independent compensation consultant serves at the discretion of the Compensation Committee.

Fiscal 2009 Peer Companies

The Compensation Committee and our human resources personnel meet annually to evaluate a group of software companies with the independent compensation consultant and to select a sub-group of companies for further peer analysis. The criteria for selection into the peer group are set by our chief executive officer and the Compensation Committee, and include general corporate size, number of employees, market capitalization and financial performance metrics. Our peer group includes a blend of mid-size companies and larger companies serving the data integration market or adjacent markets, as well as comparably sized software companies. The list is reviewed each year and new companies are added as necessary to ensure a significant sample size of companies. Our peer group for fiscal 2009 consisted of the following companies:

Fiscal 2009 Peer Group

Ariba, Inc.	Manhattan Associates, Inc.	Quest Software, Inc.
Aspen Technology, Inc.	MicroStrategy Incorporated	SPSS Inc.
Epicor Software Corporation	MSC.Software Corporation	Sybase, Inc.
F5 Networks, Inc.	Progress Software Corporation	Tibco Software Inc.
i2 Technologies, Inc.	QAD Inc.	Wind River Systems, Inc.
JDA Software Group, Inc.

Components of the Compensation Package and 2009 Evaluation

Base Salary.  Annual base salaries for our executive officers are determined primarily on the basis of the executive officer’s level of responsibility, general salary practices of the select peer group and the individual officer’s specific qualifications and experience. Base salaries are reviewed annually by the Compensation Committee and any variances between the salary levels of each executive officer and those of the companies included in the selected benchmarks are reviewed. Salaries may be adjusted based on certain criteria including our recent financial performance, the executive officer’s individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties and any general changes in the compensation data from the benchmark companies. In determining any merit salary increase, the relative importance of each factor may vary from individual to individual.

2009 Base Salary Evaluation.  In the fourth quarter of 2008, the Compensation Committee reviewed the data provided by Compensia, including the analysis of each named executive officer’s base salary against our selected peer group. The Compensation Committee also considered organizational changes and any planned changes in each executive officer’s responsibilities. Despite strong individual performances from all executive officers in 2008 and market data that showed a trend of increases to base salaries within the peer group, the Compensation Committee determined not to adjust any named executive officer’s salary for fiscal 2009. This decision was recommended by our chief executive officer in conjunction with the senior executive team, and was one element within our business plan to reduce spending across the organization in fiscal 2009. For fiscal 2009, each named executive officer’s base salary was:

Named Executive Officer	Base Salary ($)

Sohaib Abbasi	585,000
Earl Fry	350,000
Paul Hoffman	350,000
Girish Pancha	330,000

Variable Cash Incentive Awards.  In addition to base salaries, we pay short-term variable cash incentive awards. As a result, a substantial portion of each named executive officer’s total cash compensation is tied to our performance, in order to focus each executive officer on the importance of achieving our top-line and bottom-line objectives. The target variable cash incentive award for each named executive officer is determined using competitive market data provided by our independent compensation consultant, and evaluated against a number of criteria including functional responsibilities, market competitive data and the scope of the executive officer’s position and on-going duties. No changes were made to the fiscal 2009 target variable cash incentive awards for any NEO from fiscal 2008 levels. For fiscal 2009, each named executive officer’s target variable cash incentive award was:

	Target Variable Cash	Target Variable Cash
	Incentive Award	Incentive Award
Named Executive Officer	(as a % of Base Salary)	($)

Sohaib Abbasi	100%	585,000
Earl Fry	70%	245,000
Paul Hoffman	90%	315,000
Girish Pancha	70%	231,000

Each named executive officer receives a portion of his variable cash incentive award pursuant to our corporate bonus plan and an individual variable compensation plan based on his respective position. For Mr. Abbasi, our chief executive officer, and Mr. Fry, our chief financial officer, we believe that it is appropriate to tie their variable cash incentive award payments solely to the achievement of our key corporate performance objectives under the corporate bonus plan given the functional responsibilities, scope and on-going duties of their respective positions. As a result, they do not have individual variable compensation plans.

Our corporate bonus plan focuses on the achievement of key fiscal year business objectives around growth and profitability. All of our named executive officers participate in this bonus plan, which directly rewards the executive officer for achievement against semi-annual performance goals. The performance goals are determined by the Compensation Committee in consultation with the Board of Directors, our chief executive officer and chief financial officer. These performance goals are specifically tied to two key corporate performance objectives: net license orders and non-GAAP operating income. For purposes of the corporate bonus plan, GAAP operating income is adjusted for certain items, such as charges related to restructuring, acquisitions, stock-based compensation and other non-recurring, non-cash charges, if any. Non-GAAP operating income for fiscal 2009 excluded charges and benefits related to the amortization of acquired technology and intangible assets, share-based payments, facilities restructurings, acquisitions and other, and patent-related litigation proceeds net of patent contingency accruals. For fiscal 2009, the percentage of each named executive officer’s target variable cash incentive award attributable to the applicable performance goal under the corporate bonus plan was:

	Percentage of
	Target Variable	Corporate Bonus Plan
Named Executive Officer	Cash Incentive Award	Fiscal 2009 Performance Goal

Sohaib Abbasi	50%	Net License Orders
	50%	Non-GAAP Operating Income
Earl Fry	50%	Net License Orders
	50%	Non-GAAP Operating Income
Paul Hoffman	15%	Net License Orders
	15%	Non-GAAP Operating Income
Girish Pancha	28.5%	Net License Orders
	28.5%	Non-GAAP Operating Income

The target levels of the performance goals are derived from our annual operating plan for the fiscal year and measured on a semi-annual basis. Bonuses are paid out after the second calendar quarter for performance achieved in the first half of the year, and after the fourth calendar quarter for performance achieved in the second half of the year. The corporate bonus plan has a minimum payout threshold, with zero payout for achievement at less than 80% of the target level for that semi annual period:

Achievement Level per Performance Goal	Payout Level

Less than 80%	0%
Threshold (80)%	40%
Target (100)%	100%
Maximum (120)%	200%

Achievement of the target levels would have required aggressive growth and significant improvement from the prior fiscal year — very high levels of both individual and corporate performance that we believed was possible but difficult to achieve. The Compensation Committee considers the likelihood of achievement when approving the target levels and performance goals, including historical levels of achievement by our executive officers. Achievement of 120% of the performance goal target level would be required in order to achieve a maximum payout of 200% of the target amount. Historically, this maximum level of achievement has never been attained. Achievement of a maximum bonus payout would require significant skill and effort on the part of an executive officer and very high levels of corporate performance that the Compensation Committee believes is possible but unlikely to be achieved.

In addition, Mr. Hoffman, our executive vice president, worldwide field operations, and Mr. Pancha, our executive vice president, data integration products division, receive the remainder of their target variable cash incentive award pursuant to an individual variable compensation plan based on their respective positions. The performance goals under these individual variable compensation plans are described below. For fiscal 2009, the percentage of Mr. Hoffman’s and Mr. Pancha’s target variable cash incentive award attributable to the applicable performance goal under their respective individual variable compensation plans was:

	Percentage of
	Target Variable
	Cash Incentive	Individual Variable Compensation Plan
Named Executive Officer	Award	Fiscal 2009 Performance Goal

Paul Hoffman	60%	Worldwide License Revenue
	10%	Quarterly Services Margin
Girish Pancha	43%	Product Deliverables, Analyst
		Metrics and Customer Proof Points

Mr. Hoffman’s individual variable compensation plan comprised 70% of his total target variable cash incentive award for fiscal 2009. Mr. Hoffman is responsible for delivering our worldwide license revenue target and therefore the majority of his target variable cash incentive award (60%) is tied to achievement of this target. Achievement of the worldwide license revenue performance goal is measured and paid monthly. Payments for this performance goal are linear up to 100% of the target level and accelerated by a 5x factor above 100% (for example, 75% attainment provides a 75% payout, 100% attainment provides a 100% payout and 110% attainment provides a 150% payout), and are not capped at a maximum level of achievement. However, as a result of the aggressive target levels of his individual performance goals (which are also derived from our annual operating plan), we believe it is unlikely that Mr. Hoffman will achieve significantly more than 100% of the target level. Mr. Hoffman is also responsible for leading the services and customer implementation organizations, and therefore 10% of his target variable cash incentive award is tied to delivery of the professional and education services margin targets for the financial year. Achievement of the quarterly service margin performance goal is measured and paid quarterly. Payments for this performance goal is based on achievement against each quarter’s margin target with payout beginning above 80% achievement and capped at 100% achievement. Similarly to our corporate bonus plan, the Compensation Committee considers the likelihood of achievement when approving the target levels and performance goals, including historical levels of achievement by Mr. Hoffman.

Mr. Pancha’s individual variable compensation plan comprised 43% of his total target variable cash incentive award for fiscal 2009. Mr. Pancha’s individual performance goals are developed following discussions between Mr. Pancha and Mr. Abbasi at the start of each year, and then discussed and approved by the Compensation Committee. For fiscal 2009, Mr. Pancha’s individual performance goals included: product deliverables that are tied to the achievement of product development milestones; analyst metrics that are based upon achievement of improved product and technology ratings from certain technology industry analysts; and customer proof points that are set and measured against customer adoption of, testing of and feedback regarding new product features and functionality. In fiscal 2009, 50% of the individual goal component of Mr. Pancha’s compensation was divided across the three product suites for which he was responsible, 40% was tied to objectives around cross business unit initiatives, including the release of a new product, and 10% was tied to successful acquisition and integration of new companies and technologies. The achievement of certain objectives is measured in a binary fashion — the objective is either achieved at 100% or not at all — while other objectives are measured either as a percentage of achievement or by subjective assessment. Mr. Abbasi formally reviews Mr. Pancha’s progress against the objectives for each product suite on a semi-annual basis and makes a determination of the achievement and payment. Payments are capped at 100% achievement. Similarly to our corporate bonus plan, the Compensation Committee considers the likelihood of achievement when approving the performance goals (and target levels, if applicable), including historical levels of achievement by Mr. Pancha.

An individual executive may occasionally earn more or less than his or her target variable cash incentive award based on factors including individual performance and any other exceptional contributions to our success during the measurement period.

2009 Variable Cash Incentive Award Evaluation.  For the first half of 2009, the performance goal for net license orders was achieved at 90% and the performance goal for non-GAAP operating income was achieved at 105%, resulting in a payout of 50% and 125%, respectively, which combined for a total payout level of 87.5% for the first half of 2009. For the second half of 2009, the corporate goal for net license orders was achieved at 100% and the goal for non-GAAP operating income was achieved at 113%, resulting in a payout of 100% and 165%, respectively, which combined for a total payout of 132.5% for the second half of 2009. For Mr. Hoffman’s individual goals, the performance goal for worldwide license revenue was achieved at 98%, resulting in a payout of 98%, and the performance goal for quarterly services margin was achieved at 0%. For Mr. Pancha’s individual goals, in the first half of 2009, the overall achievement was 95%, computed as an average of the achievement levels of each specific objective, and in the second half of 2009, the overall achievement was 96%. The recommendations regarding the achievement of Mr. Pancha’s goals and the actual cash incentive award amounts were combined with the corporate performance portion of Mr. Pancha’s overall bonus and reviewed by the Compensation Committee for approval.

For fiscal 2009, each named executive officer’s actual variable cash incentive awards were:

	Total	Total	Total
	First Half	Second Half	Fiscal 2009
Named Executive Officer	Award ($)	Award ($)	Award ($)

Sohaib Abbasi	255,938	387,562	643,500
Earl Fry	107,188	162,313	269,500
Paul Hoffman	111,292	177,312	288,603
Girish Pancha	87,344	134,788	222,131

Equity Based Incentive Awards.  Informatica’s equity incentive plans are a critical component of the compensation program that we believe fosters an entrepreneurial spirit and incents our executive officers and key employees to focus on building stockholder value through meeting long-term financial and strategic goals. We grant stock options and restricted stock units to executive officers and other employees under our equity incentive plans. In 2009, the Board of Directors adopted and our stockholders approved the new 2009 Equity Incentive Plan to replace our existing equity incentive plans. We also sponsor an Employee Stock Purchase Plan (“ESPP”). All full time employees (except employees in geographies where participation is restricted by local statute or regulations) are eligible to participate in our ESPP, which provides a fifteen percent (15%) discount on the purchase of shares twice a year. Executive officers participate in this plan on the same terms as all other employees. Offering stock options, restricted stock units and the ESPP are critical elements in attracting and retaining high caliber employees, including executive level talent, in the competitive technology industry labor market.

Equity grant ranges are set for each job function, level and position within Informatica for both new hire grants and annual refresh grants, and are reviewed and approved by the Compensation Committee at the start of each fiscal year. Ranges are set to balance the need to use equity grants to provide significant attraction and retention value against the need to limit dilution of shareholder interests by working within our target dilution rate. These equity ranges provide reference guidelines for our chief executive officer, our human resources personnel, the Compensation Committee and the Board of Directors when hiring new executive officers and key management. Additionally, the Compensation Committee uses data provided by an independent compensation consultant to ensure that new hire and any refresh grants for executive officers are within the target positioning levels in our peer group.

The principal factors considered in granting new employee equity grants to our executive officers are: (i) level of responsibility of the executive officer’s position, (ii) total compensation profile, including the amount of unvested equity that the particular executive officer holds and associated retention value, and (iii) the executive officer’s ability to influence our long-term growth and profitability. Additional factors considered when reviewing annual refresh grants include: (i) performance, (ii) the existing levels of stock ownership and options among the executive officers relative to each other and to our employees as a whole, and (iii) our target dilution rate.

Equity Grant Process.  Our equity incentive plan authorizes the Compensation Committee to grant stock options and/or restricted stock units to our named executive officers and as such, the Compensation Committee approves grants to new NEOs as well as approving refresh and promotional grants to existing NEOs. At the start of each fiscal year, the Compensation Committee reviews our hiring and growth plans for the year ahead and approves an equity budget presented by human resources management. The Compensation Committee also approves equity guidelines for hiring and retention purposes for management to work within during the fiscal year ahead.

Our standard equity granting practice includes authorizing grants to executive officers and employees at the regularly scheduled Compensation Committee meetings held during the first month of each quarter, although the policy allows for some flexibility regarding corrections and off-cycle grants within pre-approved guidelines. The effective grant date and strike price, if applicable, is set as of the first business day of the second month of the quarter if such date is in an open window, or if not, the next date that is in an open window. The vesting commencement date is the effective start date for new hire grants, the effective promotion date for promotional grants, and the actual grant date for the annual refresh grants and restricted stock units.

2009 Equity Based Incentive Award Evaluation.  In the fourth quarter of 2008, Compensia provided the Compensation Committee with an analysis of the long term incentive value of each named executive officer’s outstanding equity awards against our peer group, using a Black Scholes valuation model. The analysis indicated the value for each named executive officer’s vested and unvested options and the total value as a percentage of the market. Given the global economic position at that time and the expected continued decline in the market, and having reviewed the value of each NEO’s equity awards, the Compensation Committee determined that many of the outstanding equity awards of the NEOs and many of our employees were underwater and thus providing limited-to-no retention value. In addition, the Compensation Committee also evaluated whether the award of restricted stock units (“RSUs”) would better address retention objectives by mitigating some of the risk in decreased visibility and potential volatility in operating results arising from the global economic position and the expected market decline. Therefore, upon the recommendation of our chief executive officer, the Compensation Committee approved the award of RSUs in 2009 for retention grants to executive officers and employees in order to re-balance outstanding equity awards and ensure the desired objective of retention. In addition, the Compensation Committee approved the use of a balanced mix of stock options and RSUs for new hire grants in 2009. Compensia made recommendations for annual refresh grants to each NEO based on consideration of the factors detailed above. The Compensation Committee discussed the Compensia analyses related to the NEOs with our chief executive officer and reviewed each individual NEO’s performance in 2008 in determining the final awards approved. For fiscal 2009, each named executive officer received the following equity awards:

		Restricted Stock
Named Executive Officer	Grant Date	Units (#)(1)

Sohaib Abbasi	02/02/09	120,000
Earl Fry	02/02/09	40,000
Paul Hoffman	02/02/09	35,000
Girish Pancha	02/02/09	35,000

(1)	These restricted stock units vest over a four-year period, at a rate of 25% on the each anniversary of the vesting commencement date.

Stock Ownership Guidelines for NEOs and Directors.  To further align the interests of the named executive officers and members of the Board of Directors with those of our stockholders, in February 2008, the Corporate Governance and Nominating Committee adopted stock ownership guidelines for our NEOs and directors.

Pursuant to these guidelines, each director and named executive officer (except the chief executive officer) is expected to hold at least 5,000 shares of our common stock for so long as he or she is a director or a named executive officer. Our chief executive officer is expected to hold at least 10,000 shares of our common stock for so long as he or she retains that position. Directors and NEOs, including the chief executive officer, are expected to meet the standards set forth in the guidelines within three years from the date such guidelines were adopted by the Corporate Governance and Nominating Committee or within three years after the date of their election or reelection to the Board of Directors or appointment as a NEO.

Benefits.  We have adopted certain general employee benefits plans in which executive officers also participate under the same terms as other employees. The benefits plans vary by geography to account for statutory requirements and local market practices. The primary benefit plans that are available to all U.S. employees who work at least twenty-four hours per week include:

•	flexible time off for vacation, care of a family member, or for a personal or family illness;

•	medical, dental and vision coverage;

•	disability insurance with the same relative coverage and payout levels regardless of seniority;

•	basic life and accidental death & dismemberment insurance with the same relative coverage and payout levels regardless of seniority;

•	401(k) savings plan with a matching contribution by us of up to $2,500; and

•	the ESPP.

We limit the perquisites that are available to our executive officers. We do not currently offer any non-qualified deferred compensation plans or supplemental retirement plans to our executive officers. Also, we do not provide any pension arrangements or other similar benefits to its executives or employees, other than the 401(k) plan referenced above.

Severance Arrangements.  We have entered into agreements with our NEOs regarding severance arrangements. Such agreements are standard in our industry and are necessary in order to attract and retain the best talent for these executive officer positions. See “Potential Payments on Termination or Change of Control” below for a summary of the material terms and conditions of these severance arrangements.

Accounting and Tax Considerations

We generally consider tax and accounting implications in designing our compensation programs, and aim to keep the compensation expense associated with such programs within reasonable levels. For example, in selecting equity based compensation elements, the Compensation Committee reviews the projected expense amounts and expense timing associated with equity awards. In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a deduction by us for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Informatica’s management. Based on such review and discussion, the Compensation Committee recommended to Informatica’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

David W. Pidwell
Gerald Held
Godfrey R. Sullivan

2009 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2009.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)

Sohaib Abbasi	2009	585,000	—	1,550,400	—	643,500	—	2,778,900
Chairman and Chief Executive Officer	2008	585,000	—	—	2,269,680	432,900	—	3,287,580
	2007	485,000	—	—	1,401,856	625,650	—	2,512,506

Earl Fry	2009	350,000	—	516,800	—	269,500	2,500	1,138,800
Chief Financial Officer,	2008	350,000	30,000	—	709,275	181,300	2,500	1,273,075
Chief Administration	2007	320,000	—	—	481,888	288,960	2,000	1,092,848
Officer and Executive Vice
President, Global
Customer Support

Paul Hoffman	2009	350,000	—	452,200	—	288,603	2,500	1,093,303
Executive Vice President	2008	350,000	—	—	567,420	211,412	2,500	1,131,332
and President, Worldwide	2007	320,000	—	—	438,080	305,683	2,000	1,065,763
Field Operations

Girish Pancha	2009	330,000	—	452,200	—	222,131	2,500	1,006,831
Executive Vice President,	2008	330,000	—	—	624,162	181,913	2,500	1,138,575
Data Integration	2007	296,000	—	—	438,080	267,660	2,000	1,003,740
Product Division

(1)	Reflects a discretionary bonus awarded for extraordinary performance in the second half of 2008.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.

(3)	Reflects 401(k) matching contributions by Informatica.

2009 Grants of Plan-Based Awards Table

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2009 under any plan.

					All Other	Grant Date
					Stock	Fair
					Awards:	Value
					Number of	of Stock
					Shares of	and
					Stocks or	Option
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Units	Awards
Name	Date	Threshold	Target	Maximum	(#)	($)(2)

Sohaib Abbasi	—	—	585,000	1,170,000	—	—
	02/02/09	—	—	—	120,000	1,550,400
Earl Fry	—	—	245,000	490,000	—	—
	02/02/09	—	—	—	40,000	516,800
Paul Hoffman	—	—	315,000	—	—	—
	02/02/09	—	—	—	35,000	452,000
Girish Pancha	—	—	211,750	362,670	—	—
	02/02/09	—	—	—	35,000	452,000

(1)	Reflects target and maximum variable cash incentive award amounts for fiscal 2009 performance under our corporate bonus plan and individual variable compensation plans, as described in “Compensation Discussion and Analysis — Components of the Compensation Package and 2009 Evaluation — Variable Cash Incentive Awards.” There is no threshold payout amount, as the minimum amount payable under the plans is $0. As a result of the worldwide license revenue objective of his individual variable compensation plan, Mr. Hoffman does not have a maximum payout amount. Mr. Pancha’s maximum payout amount reflects that payment of 57% of his target variable cash incentive award is capped at 200% and payment of 43% of his target variable cash incentive award is capped at 100%. The actual cash incentive award amounts paid for fiscal 2009 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2009 Summary Compensation Table.”

(2)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officer.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2009.

			Option Awards				Stock Awards (2)
								Market
							Number	Value of
							of Shares	Shares or
							or Units	Units of
							of Stock	Stock
			Number of Securities Underlying		Option	Option	That Have	That Have
			Unexercised Options (#)		Exercise	Expiration	Not	Not
Name	Grant Date (1)		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(2)

Sohaib Abbasi	07/19/04	(3)	2,600,000	—	5.69	07/19/14	—	—
	12/30/05		500,000	—	12.00	12/30/12	—	—
	02/01/07		226,666	93,334	12.64	12/30/14	—	—
	02/01/08		183,333	216,617	18.54	02/01/15	—	—
	02/02/09		—	—	—	—	120,000	3,105,600
Earl Fry	03/18/02		66,000	—	8.06	03/18/12	—	—
	03/15/02		55,000	—	7.90	03/12/11	—	—
	09/09/02		35,000	—	4.05	09/09/12	—	—
	05/08/03		83,524	—	6.63	05/08/10	—	—
	04/30/04		156,965	—	7.26	04/30/11	—	—
	10/27/04		100,000	—	7.64	10/27/11	—	—
	04/29/05		75,000	—	7.73	04/29/12	—	—
	04/11/06		137,500	12,500	15.26	04/11/13	—	—
	02/01/07		77,916	32,084	12.64	02/01/14	—	—
	02/01/08		57,291	67,709	18.54	02/01/15	—	—
	02/02/09		—	—	—	—	40,000	1,035,200
Paul Hoffman	01/04/05	(4)	250,000	—	7.48	01/04/12	—	—
	04/11/06		91,666	8,334	15.26	04/11/13	—	—
	02/01/07		70,833	29,167	12.64	02/01/14	—	—
	02/01/08		45,833	54,167	18.54	02/01/15
	02/02/09		—	—	—	—	35,000	905,800
Girish Pancha	03/12/01		25,080	—	17.0625	03/12/11	—	—
	09/09/02		10,317	—	4.05	09/09/12	—	—
	05/08/03		74,713	—	6.63	05/08/10	—	—
	04/30/04		175,000	—	7.26	04/30/11	—	—
	10/27/04		100,000	—	7.64	10/27/11	—	—
	04/29/05		50,000	—	7.73	04/29/12	—	—
	04/11/06		91,666	8,334	15.26	04/11/13	—	—
	02/01/07		70,833	29,167	12.64	02/01/14	—	—
	02/01/08		50,416	59,584	18.54	02/01/15	—	—
	02/02/09		—	—	—	—	35,000	905,800

(1)	Unless otherwise indicated, all option awards granted to named executive officers vest over a four-year period at a rate of 1/48th per month. Restricted stock unit awards granted in 2009 vest over a four-year period, at a rate of 25% on the each anniversary of the vesting commencement date. The vesting commencement date for the 2009 restricted stock unit awards was February 1, 2009.

(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $25.88, the closing price on the NASDAQ Global Select Market of our common stock on December 31, 2009, the last business day of fiscal 2009, by (ii) the number of shares or units of stock.

(3)	This option vested over a four year period, at a rate of 25% on July 19, 2005 and then at a rate of 1/48th per month thereafter.

(4)	This option vested over a four year period, at a rate of 25% on January 4, 2006 and then at a rate of 1/48th per month thereafter.

2009 Option Exercises and Stock Vested Table

The following table presents information concerning the exercise of stock options during fiscal 2009 for each of the named executive officers. No shares were acquired upon vesting of stock awards during fiscal 2009 by any of the named executive officers.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Sohaib Abbasi	60,000	168,600
Earl Fry	454,511	6,592,530
Paul Hoffman	—	—
Girish Pancha	59,616	934,256

(1)	Reflects the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

Potential Payments upon Termination or Change in Control

We have entered into agreements with our named executive officers regarding payments upon termination (with respect to our chief executive officer) or upon a change in control (with respect to all of our named executive officers). Such agreements are standard within our industry and are necessary in order to attract the best talent for these positions.

Employment Agreement with Sohaib Abbasi

We have entered into an employment agreement, as amended, with Mr. Abbasi. Mr. Abbasi’s employment agreement provides that, if we terminate Mr. Abbasi’s employment without cause or he resigns for good reason, he will receive severance benefits including:

•	continued payment of his base salary for twelve months;

•	a lump-sum payment, paid at the time fiscal year bonuses are paid to other executive officers, equal to 100% of his then-current target bonus;

•	reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and

•	twelve months accelerated vesting for unvested equity awards.

In addition, if Mr. Abbasi is terminated without cause or he resigns for good reason, and such termination occurs within the time period beginning on the date three months preceding a change of control and ending on the date twelve months following a change of control, he will receive severance benefits including:

•	continued payment of his base salary for eighteen months;

•	a lump-sum payment, paid at the time fiscal year bonuses are paid to other executive officers, equal to 150% of his then-current target bonus;

•	reimbursement for benefits premiums for a maximum of eighteen months (to cease once eligible for similar benefits from another employer); and

•	accelerated vesting for all unvested equity awards.

The severance payments, continued benefits, and accelerated vesting will be subject to Mr. Abbasi entering into and not subsequently revoking: (1) a separation agreement and release of claims in a form satisfactory to us and him; (2) a non-compete and non-solicitation agreement that would be in effect during the 18-month period in which he receives continuing salary from us; and (3) a non-disparagement agreement.

Executive Severance Agreements

In addition, we have entered into executive severance agreements, as amended and restated, with Mr. Fry, Mr. Hoffman and Mr. Pancha. These executive severance agreements provide that, if we terminate such officer’s employment without cause or he resigns for good reason, and such termination occurs within the time period beginning on the date three months preceding a change of control and ending on the date twelve months following a change of control, he will receive severance benefits including:

•	continued payment of his base salary for a period of twelve months;

•	a lump-sum payment equal to 100% of his annual on-target bonus, commissions or variable earnings, assuming performance at 100% of target for bonus determination;

•	reimbursement for benefits premiums for a maximum of twelve months (to cease once eligible for similar benefits from another employer); and

•	accelerated vesting for all unvested equity awards.

The severance payments, continued benefits, and accelerated vesting will be subject to the executive officer entering into and not subsequently revoking: (1) a separation agreement and release of claims in a form satisfactory to us and the executive officer; (2) a non-compete and non-solicitation agreement that would be in effect during the 12 month period in which the executive officer receives continuing salary from us; and (3) a non-disparagement agreement.

Definitions of Cause and Good Reason

For purposes of Mr. Abbasi’s employment agreement and the executive severance agreements, “cause” is generally defined as (i) an executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act result in an executive officer’s substantial personal enrichment, (ii) an executive officer’s conviction of, or plea of nolo contendere to, a felony, (iii) an executive officer’s willful failure to perform his duties or responsibilities, or (iv) an executive officer’s violation or breach of an executive officer’s employee proprietary information and inventions agreement; provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive officer describing the nature of such event and the executive officer will thereafter have 30 days to cure such event.

In addition, “good reason” is generally defined as the occurrence of any of the following without an executive officer’s express written consent: (i) a reduction (or series of reductions) of the executive’s base salary or target bonus that singly or in the aggregate constitute a material reduction, other than a one-time reduction of up to 10% that also is applied to substantially all of our other senior executives, (ii) a reduction in an executive officer’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of our other executive officers, (iii) a material reduction in the aggregate level of benefits made available to the executive officer other than a reduction that also is applied to substantially all of our other executive officers, or (iv) relocation of an executive officer’s primary place of business for the performance of his duties to us to a location that is more than 35 miles from its prior location.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (December 31, 2009), and the price per share of our common stock is the closing price on the NASDAQ Global Select Market as of that date ($25.88). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Termination Without Cause		Resignation for Good Reason
			Within 3 Months
			Before or 12		Within 3 Months
		Not Related to	Month After a	Not Related to	Before or 12
		Change in	Change in	Change in	Month After a
		Control	Control	Control	Change in Control
Name	Type of Benefit	($)	($)	($)	($)

Sohaib Abbasi	Salary	585,000	877,500	585,000	877,500
	Value of Accelerated Options (1)	1,793,200	8,022,826	1,793,200	8,022,826
	Value of Accelerated RSUs (1)	776,400	3,105,600	776,400	3,105,600
	Total Target Bonus	585,000	877,500	585,000	877,500
	Reimbursement of Health Insurance Premiums (2)	20,475	30,713	20,475	30,713

	Total Termination Benefits:	3,760,075	12,914,139	3,760,075	12,914,139
Earl Fry	Salary	—	350,000	—	350,000
	Value of Accelerated Options (1)	—	2,906,143	—	2,906,143
	Value of Accelerated RSUs (1)	—	1,035,200	—	1,035,200
	Total Target Bonus	—	245,000	—	245,000
	Reimbursement of Health Insurance Premiums (2)	—	20,475	—	20,475

	Total Termination Benefits:	—	4,556,818	—	4,556,818
Paul Hoffman	Salary	—	350,000	—	350,000
	Value of Accelerated Options (1)	—	2,372,368	—	2,372,368
	Value of Accelerated RSUs (1)	—	905,800	—	905,800
	Total Target Bonus	—	315,000	—	315,000
	Reimbursement of Health Insurance Premiums (2)	—	14,748	—	14,748

	Total Termination Benefits:	—	3,957,916	—	3,957,916
Girish Pancha	Salary	—	330,000	—	330,000
	Value of Accelerated Options (1)	—	2,512,560	—	2,512,560
	Value of Accelerated RSUs (1)	—	905,800	—	905,800
	Total Target Bonus	—	231,00	—	231,000
	Reimbursement of Health Insurance Premiums (2)	—	20,475	—	20,475

	Total Termination Benefits:	—	3,999,835	—	3,999,835

(1)	Reflects the aggregate market value of unvested option grants and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested options at December 31, 2009 that would become vested by (ii) the difference between $25.88 and the exercise price of such option. For restricted stock unit awards, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2009 that would become vested by (ii) $25.88.

(2)	Reflects the annual cost of COBRA coverage to maintain the benefits currently provided.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California
May 7, 2010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, June 14, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, June 14, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # à 000000000000
NAME

THE COMPANY NAME INC. – COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. – CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. – 401 K		123,456,789,012.12345

	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Mark Garrett 02 Gerald Held 03 Charles J. Robel

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Informatica’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, 2009 annual report to stockholders is/are available at www.proxyvote.com.

PROXY INFORMATICA CORPORATION Proxy for Annual Meeting of Stockholders, June 15,2010
The undersigned stockholder of Informatica Corporation, a Delaware corporation (“Informatica”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated May 7, 2010, and hereby appoints Sohaib Abbasi and Earl E. Fry, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Informatica to be held on Tuesday, June 15, 2010 at 3:00 p.m. Pacific time at Informatica’s corporate offices located at 100 Cardinal Way, Redwood City, California 94063 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Informatica held of record by the undersigned on April 22, 2010, as hereinafter specified upon the proposals on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INFORMATICA CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS.
Continued and to be signed on reverse side